Exhibit 10.5

Subject to Contract/Contract denied

For Discussion Purposes Only

Dated 23 November , 2005

MERRION BIOPHARMA LIMITED

Jonathan O’Connell

SERVICE AGREEMENT

THIS AGREEMENT is made on the 23rd day of November 2005

BETWEEN:

(1)	Merrion Biopharma Limited, a company registered in Ireland, whose registered office is at (“the Company”);

and

(2)	Jonathan O’Connell

of 18 Belgrave Road, Monkstown, Co. Dublin

WHEREAS the Board of Directors of the Company (“the Board”) have approved the terms of this Agreement under which you are to be employed.

IT IS HEREBY AGREED as follows:-

1.	Appointment

The Company shall employ you and you shall serve the Company as Chief Financial Officer on and subject to the terms and conditions specified herein (“the Employment”).

2.	Duties

2.1.	You shall be employed in the post of Chief Financial Officer in which capacity you shall devote all your time, attention and skill to your duties hereunder and shall at all times act in the interest of the company and any subsidiary undertakings of the Company and/or any holding company of the Company and/or any subsidiary undertakings of such holding company for the time being (together the Group) and shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in you by the Board of the Company, but subject to the foregoing you shall be responsible for overall financial operations of the Company. You shall not knowingly do, or omit to do, or permit or suffer anything to be done or omitted, to the prejudice, loss or injury of the Group

2.2.	For the purposes of this clause 2, “subsidiary undertakings” is to have the meaning given to that term by Financial Reporting Standard no. 2 “Accounting for Subsidiaries” issued by the Accounting Standards Board; and “holding company” shall have the same meaning as in 155 of the Companies Act, 1963 (as amended).

2.3.	The Company reserves the right to assign to you duties of a different nature either additional to or instead of those referred to in Clause 2.1 above, such duties being commensurate with the duties of a Chief Financial Officer.

2.4.	You shall obey the reasonable and lawful orders of your immediate superior or the Board, given by or with the authority of the Board, and shall comply with all the Company’s rules, regulations, policies and procedures from time to time in force.

2.5.	You may be required in pursuance of your duties to perform services not only for the Company but also for any Associated Company and, without further remuneration (except as otherwise agreed), to accept any such office or position in any Associated Company which is consistent with your position with the Company, as the Board or the Company may from time to time reasonably require. The Company may at its sole discretion assign the employment to any Associated Company on the same terms and conditions as set out herein.

3.	Commencement Date

Your employment commenced on 23 November 2005, and this will be deemed to be your commencement date for statutory purposes.

Subject to any provision herein for earlier termination, your employment shall continue thereafter until terminated by not less that 6 months prior written notice given by either party to the other.

4.	Remuneration and financial matters

4.1.	Your gross salary will be €150,000 per annum payable monthly in arrears into your nominated bank account or by cheque, after the deduction of payroll taxes and other lawful or authorised deductions.

4.2.	This salary will be reviewed upon the expiry of 12 months from the date of commencement being the 23rd November 2005 and thereafter annually by the Board of Directors of the Company without any undertaking by the Company that your salary shall be automatically increased. Any increase in salary will not affect the remainder of the terms of this Agreement which shall remain in full force and effect notwithstanding such increase.

4.3.	The Company may in its absolute discretion pay you such bonus or bonuses (up to a maximum of 25% of base salary in the first full year of working for the Company, or pro-rata for part of the year if the bonus year ends prior to your first 12 months of working with the Company) as the Board of Directors or any duly appointed compensation committee established by the Board of Directors (Compensation Committee) may from time to time in its absolute discretion determine.

4.4.

The Company has a share option scheme in place. On your joining the company you will receive share options in the amount of 1.5% of the issued share capital of the parent company at an option price of the par value of the share. The share options will be further adjusted to maintain your 1.5% of the Parent’s issued and outstanding stock (on a fully diluted basis) as of the date of closing a Series B Fundraising by the company. For the purposes of this Clause 4.4 Series B Fundraising is defined as one or more related commitments which result or will result in the issuing of ordinary shares ( or their equivalent, in the capital of the parent company) or other securities or debt convertible into such ordinary shares in consideration of the investor(s) paying or committing to pay in cash or in kind in aggregate in excess of US$12 million. These options will vest over a three year period from the date of your commencing employment with the company. One third will vest on each of the 1st, 2nd and third anniversaries of your commencing employment with the company. In subsequent years, you shall be eligible to participate in the share option scheme subject to the terms and conditions of the scheme. The selection of eligible employees to participate and the making of grants under the scheme will be at the absolute discretion of the Compensation Committee. A grant may be made to you at the discretion of the Compensation Committee subject to the provisions of the scheme on the first anniversary of the date hereof if you remain the Company’s employment. Options granted (if any) will vest in accordance with the terms and provisions of the scheme and in accordance with such vesting conditions as may be specifically applied to any such grant. The making of any grant to you under the scheme on any occasion shall not entitle to you receive further or other grants.

4.5.	All expenses necessarily and properly incurred in the performance of your duties hereunder and properly vouched shall be promptly reimbursed by the Company.

4.6.	During the continuance of the employment hereunder, the Company shall maintain and pay the annual payments due in respect of Voluntary Health Insurance for you and your dependants for Plan B plus Healthsteps Silver.

4.7.	You will also be entitled to avail of the following additional ancillary benefits, subject to certain terms and policies to be determined by the Company: paid holidays, personal leave, subscriptions to relevant professional bodies and relevant professional/industry publications.

4.8.	Without prejudice to any other terms of this Agreement, your entitlement under clause 4.4, is subject to your not being in material breach of any of the terms of this Agreement as at the date of grant or exercise of the relevant share option.

5.	Deductions

The Company shall be entitled at any time during the Employment, or in any event on termination, to deduct from your remuneration hereunder any monies due from you to the Company including but not limited to any outstanding loans, advances, the cost of repairing any damage or loss to the Company’s property caused by you (and of recovering the same), excess holiday, any sums due from you in respect of sickness benefit and any other monies owed by you to the Company.

6.	Illness

6.1.	In all cases involving absences due to illness of 3 or more consecutive working days you must provide up to date medical certificates to the Company. The Company has the right to require at any given time that you submit to a medical examination or test by a doctor nominated by the Company, the fees of any such requested examination shall be reimbursed by the Company and you hereby authorise such doctor to disclose to and discuss with the Company and the Company’s medical advisers the results of any such examinations or tests.

6.2.	You shall continue to be paid during absence due to incapacity as a result of illness or injury, subject to the provisions of Clause 6.1, (such payments to be inclusive of any State benefits to which you may be entitled) for a total of up to 12 weeks in any one year of employment under this Agreement. Thereafter you shall continue to be paid salary solely at the discretion of the Company.

6.3.	If the incapacity is or appears to be an occasion of actionable negligence of a third party in which damages are or may be recoverable, you shall immediately notify the Board of that fact and of any claim, compromise settlement or judgment made or awarded in connection with it, and shall give to the Board all particulars which the Board may reasonably require and shall, if required by the Board, refund to the Company that part of any damages recovered related to loss of earnings for the period of the incapacity as the Board may reasonably determine, provided that the amount to be refunded will not exceed the amount of damages or compensation recovered by him less any cost borne by the you in connection with the recovery of such damages or compensation and will not exceed the total remuneration paid to him by way of salary in respect of the period of the incapacity.

7.	Pension and related benefits

The company maintains a defined contribution pension scheme, with related life assurance and disability benefits. Details of these benefits will be provided to you on your joining the company.

Your admission to, and membership of, the scheme is subject to the trust deeds and rules governing, and Revenue limits applicable to, the Scheme from time to time.

8.	Location

Your usual place of work will be at our Dublin offices. However, the Company reserves the right, and by this contract you hereby agree, to carry out your work at such location as the Company may reasonably require, from time to time, however you will not be required to permanently relocate outside the greater Dublin area.

9.	Hours

Your normal hours of work will be from 9 am to 5:30pm, Monday to Friday, with one hour for lunch each day. However you will be expected to work appropriate hours in order to fully carry out your responsibilities, this may include evening or weekend work where necessary.

10.	Holidays

10.1.	You shall be entitled to receive your normal remuneration for all Public holidays and a further 25 working days’ holiday in each holiday year. You may only take your holiday at such times as are agreed with your immediate superior.

10.2.	In the holiday years in which the Employment commences or terminates the entitlement to holiday shall accrue on a pro rata basis for each complete month of service.

10.3.	The Company reserves the right, at its sole discretion, to require you to take all or part of any outstanding holiday during any notice period or to make payment in lieu thereof.

10.4.	Holiday entitlement for one holiday year cannot be taken in subsequent holiday years.

11.	Maternity and Adoptive Leave

The provisions of the Maternity Protection Acts 1994 and 2004, the Adoptive Leave Act 1995 and Parental Leave Act, 1998 will apply.

12.	No Obligation to Provide Work

During any period after notice of termination has been served by either party there shall be no obligation on the Company to require you to work or perform any duties or services for the Company or to provide you with any work and if the Company gives written notice to you requiring you not to work or to perform any duties or services for any given period, or the Company has invoked Clause 17.5, then during such period you shall not, without prejudice to the other terms of this Agreement, be entitled to attend at or have access to the offices or documents of the Company or take up any other position of employment or remuneration (save any previously approved by the Board of Directors) provided however that you will continue to be entitled to receive your full remuneration and other benefits in accordance with the terms hereof.

13.	Reasonableness of Restrictions

You recognise that, whilst performing your duties for the Company, you will have access to and come into contact with trade secrets and confidential information belonging to the Company or to Associated Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. You therefore agree that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and its Associated Companies both during and after the termination of the employment.

14.	Confidentiality

14.1.	You shall neither during your Employment (except in the proper performance of your duties) nor at any time (without limit) after the termination thereof, directly or indirectly

14.1.1.	use for your own purposes or those of any other person, company, business entity or other organisation whatsoever; or

14.1.2.	disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or its Associated Companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, employees or officers, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities, any document marked ‘Confidential’ (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or Associated Company in confidence by customers, suppliers or other persons.

14.2.	You shall not at any time during the continuance of the employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.

14.3.	The obligations contained in Clause 14.1 shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of employment other than by way of unauthorised disclosure.

14.4.	You shall not make or communicate any statement (whether written or oral) to any representative of the press, television, radio, or other media and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of the Company or any Associated Company without obtaining the prior approval of your immediate superior.

15.	Protective Covenants

15.1.	You hereby agree that you will not, during the period of your employment hereunder and for a period of six months after you cease to be employed by the Company directly on your own account, or on behalf of, or in conjunction with, directly or indirectly, any other person, firm or company within the Territory:

15.1.1.	be engaged, concerned or interested either directly or indirectly in any capacity either on your own behalf of in conjunction with or on behalf of any person, firm, company, business, concern or enterprise whatsoever any business wholly or partly in competition with the Relevant Business; or

15.1.2.	directly or indirectly in any capacity either on your own behalf or in conjunction with or on behalf of any other person, firm, company, business, concern or enterprise whatsoever;

(a)	solicit or entice or endeavour to solicit or entice away from the service of the Company any person employed by the Company in any capacity whatsoever whether or not such person would commit a breach of his contract of employment by reason of leaving such service;

(b)

canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided or any goods dealt in by the Company any person, firm, company, business, concern or enterprise whatsoever who is or was at any time during the period of 1 year immediately preceding the termination of your employment a customer of or supplier to or in the habit of dealing with the Company or who is or had been during the said 1 year period negotiating with the Company for the supply of such services or goods; or

(c)	interfere or seek to interfere to take steps as may interfere with the continuance of supplies to the Company (or the terms relating to such supplies) from any persons who are or who have been supplying components, materials, goods or services to the Company at any time during the 1 year period immediately preceding termination of your employment.

For the purposes of this clause 15

15.2.	“Relevant Business” means the business of competing drug delivery and formulation technologies together with the carrying on or undertaking of such other business trade or activity ancillary thereto and in connection therewith as the Board may deem appropriate and which the Company is undertaking or carrying on at the date of termination of your employment hereunder or during a period of twelve months prior thereto.

“Territory” means Ireland.

15.3.	Whilst the restrictions in this clause 15 are considered by the parties to be reasonable in all the circumstances as at the date hereof, it is acknowledged that restrictions of such a nature may be invalid because of changed circumstances or other unforeseen reasons, and accordingly if any one or more such restrictions are judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Companies but would be valid if part of the wording thereof were deleted, the period thereof reduced or the range of activities or areas covered thereby reduced in scope, the said restrictions will be deemed to apply with such modifications as may be necessary to make them valid and effective, and any such modifications shall not thereby affect the validity of any other restriction contained herein.

15.4.	Nothing in this clause 15 will prevent you from holding shares or debentures quoted on a recognised investments exchange or any registered unit thereof comprising less than 3% of the voting shares of any company or body.

16.	Intellectual Property Rights

16.1.	Any document, memorandum, discovery, invention, process or improvement in procedure (Discovery) made or discovered by you (whether alone or jointly with others) while in the employment of the Company shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such Group company as the Company may nominate for the purpose. You shall, if and whenever required so to do (whether during or after the termination of your employment hereunder), at the expense of the Company apply for or join in applying for letters patent or other equivalent protection in Ireland and/or any other part of the world for any such discovery, invention, process or improvement as aforesaid and execute and do all instruments and things necessary for vesting the said letters patent, copyright or other equivalent protection when obtained and all right, title and interest to and in the same in the Company (or its nominee) absolutely and as sole beneficial owner or in such other person as may be required.

16.2.	For the avoidance of doubt and without prejudice to the entitlements of the Company hereunder or otherwise, it is hereby agreed and acknowledged that all rights and interests in the nature of copyright, database rights, trade mark rights and all other rights of an intellectual property nature created by you in pursuance of your duties hereunder shall belong to and be the exclusive property of the Company absolutely and you hereby agree to issue such confirmations and enter into such other documents as the Company may request. You hereby irrevocably appoint the Company (by way of security for your obligations under this clause) to be your attorney in your name and on your behalf to execute and do any such instruments or things and generally to use your name for the purpose of giving to the Company the full benefit of the provisions of this clause 16.

17.	Termination

17.1.	The Company may terminate the Employment without notice, or pay in lieu of notice, if you shall at any time:-

17.1.1.	be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

17.1.2.	act in any manner (whether in the course of your duties or otherwise) which is likely to bring you, the Company or any Associated Company into disrepute or prejudice the interests of the Company or any Associated Company; or

17.1.3.	become bankrupt, apply for or have made against you a receiving order, or have any order made against you to reach a voluntary arrangement; or

17.1.4.	resign as a director of the Company or any Associated Company (without the Board’s written consent); or

17.1.5.	be or become of unsound mind; or

17.1.6.	be guilty of continuing unsatisfactory conduct or poor performance of your duties, after having received a written warning from the Company relating to the same; or

17.1.7.	be convicted of an indictable offence; or

17.1.8.	be or become prohibited by law from being a director; or

17.1.9.	directly or indirectly advise or participate or act in concert (within the meaning of the City Code on Take-Overs and Mergers) with any person who makes or is considering making any offer for the issued share capital of the Company.

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

17.2.	Subject to earlier termination pursuant to the terms of this Agreement, your Employment shall be deemed to have terminated automatically and by mutual consent on the date of your 65th birthday.

17.3.	On termination of your Employment, you shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or the Group (including but not limited to the Company car, keys, credit cards, equipment and passes) which are in your possession or under your control. You shall, if so required by the Company, confirm in writing your compliance with your obligations under this Clause 17.3.

17.4.	You agree that the Company may at its absolute discretion:-

17.4.1.	require you not to attend at work and/or not to undertake all or any of your duties hereunder during all or any part of any period of notice (whether given by you or the Company), PROVIDED ALWAYS that the Company shall continue to pay your salary and contractual benefits; and/or

17.4.2.	terminate the Employment at any time with immediate effect by giving written notification that it will make a payment or (at the Company’s absolute discretion) a series of payments in instalments representing basic salary (at the rate in force at the Termination Date) in lieu of the shortest period of notice with which the Company is entitled to terminate the Employment or (if shorter, where notice has been given by either party) the remainder of the notice period. For the avoidance of doubt, such payment or payments shall not include the value of any benefits, bonus/incentive, commission, or holiday entitlement which would have accrued to you had you been employed during any notice period and, further, you shall have no entitlement to such payment, or payments unless and until the Company notifies you in writing of its decision to make such payment(s) to you.

17.5.	The Company shall have the right to suspend you with pay pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to Clause 17.1 above

17.6.	The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by you of any of the provisions of this Agreement which may have occurred prior to such termination.

17.7.	You agree that you will not at any time after the termination of the Employment represent yourself as still having any connection with the Company or Group, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

17.8.	You shall forthwith resign in writing from all directorships, trusteeships and other offices you may hold from time to time with the Group without compensation for loss of office in the event of:-

17.8.1.	the termination of your employment; or

17.8.2.	either you or the Company serving on the other notice of termination pursuant to this Agreement.

You hereby irrevocably appoint the Company (by way of security for your obligations under this clause) to be your attorney in your name and on your behalf to execute and do any such instruments or things and generally to use your name for the purpose of giving to the Company the full benefit of the provisions of this clause.

18.	Grievance and Disciplinary Procedure

18.1.	You shall refer any grievance about the employment hereunder in writing to the Board.

18.2.	All disciplinary matters relating to you will be dealt with by the Board. In considering any such matters, the Board will ensure that any matters of concern will be brought to your attention and an opportunity given for an explanation before any decision is made as to the form (if any) of disciplinary action to be applied.

19.	Liquidation for Reconstruction or Amalgamation

You shall have no claim against the Company if the Employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that you are offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this Agreement.

20.	Severability

In the event that any of these terms, conditions or provisions, or any part thereof, shall be determined to be invalid, unlawful or unenforceable, such term, condition or provision, or any part thereof, shall be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.

21.	Waiver

A waiver by either party or any breach of the other party of any of the terms of this Agreement or the acquiescence of such party in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term or of any subsequent act contrary thereto.

22.	Data Protection

22.1.	All personal information which the Company holds about you is protected by data protection laws. The Company takes its responsibilities under these laws seriously. The Company holds some or all of the following personal data about you:

22.1.1.	Address, date of birth, marital status, educational or previous employment background, history with the Company and details of current position, CVs, applications and interview records, references, performance ratings or reviews, salary, bonuses, records of internet or email usage, CCTV images, records of disciplinary investigations/meetings or grievances, stock option, pension and other insurance documentation, payroll details and other related data.

22.2.	This information is required for routine management and administration of your contract of employment and to protect your rights under various employment laws. For these purposes it may from time to time be necessary to disclose your personal information to third parties, including payroll processors, pension brokers/trustees, VHI or other insurer. It may also be necessary to disclose information in order to comply with any legal obligations. The Company may need to share personal data including sensitive personal data with other related entities based in the United States, Australia or elsewhere This may involve a transfer of data, including your personal sensitive data to a country which may not have the same data protection laws as Ireland. By signing this Agreement you expressly consent to the Company or any related Company holding, processing and disclosing any information or personal data as described herein.

23.	Prior Agreements

This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and you all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire terms and conditions of the employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

24.	Law

This Agreement shall be governed by Irish law and disputes arising under or about it shall be subject to the exclusive jurisdiction of the Irish Courts.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written.

SIGNED AS A DEED by
Merrion Biopharma Ltd.	}	/s/ John Lynch
acting by John Lynch	}
and Michael McKenna }		/s/ Michael J. McKenna

SIGNED AS A DEED and		}
DELIVERED AS A DEED		}
by Jonathan O’Connell in		}
the presence of	}	/s/ Jonathan O’Connell

Witness’	Name Gillian Mac Cormack

Address	44 Millbrook Hall, Dublin

Occupation	Office Manager

Signature	/s/ Gillian Mac Cormack